EXHIBIT 10.28

PRIVATE & CONFIDENTIAL
6 May 2020
ATTENTION: SUPER MICRO COMPUTER, INC. TAIWAN

TWD 1,200 Million 10-Year Term Loan Facility
Summary of Terms & Conditions

According to Super Micro’s needs of debt finance, CTBC Bank CO., LTD. Would like to propose the indicative bank facilities and terms below:

Borrower	Super Micro Computer, Inc. Taiwan（美超微電腦股份有限公司）
Purpose	To finance the construction cost of Bade Factory phase 1 expansion.
Lender	CTBC Bank Co., Ltd. ("CTBC")
Collateral	Bade Factory, and its buildings after phase 1 expansion completed.
Serial No.: 桃園市八德區大安段 483-1 、484 建號
Land Serial No.: 桃園市八德區大安段 422-1、422-3、422-4、422-6、422-13、422-14、422-15、422-17 、422-18、422-21 、429、429-1、429-2、429-3 、430 、430-1、430-2、431 、431-1 、431-2 、431-4 、434 、434-2 、434-3 、434-4 、434-5 、538 、538-1 、538-3
Facility Amount	TWD1,200,000,000only (CTBC facility no.: TW00129786)
Facility Type	Program loan-long term, non-revolving
Maturity	120 months from the Initial Drawdown Date
Interest Rate	2-year term floating rate of postal saving interest rate (2YR POSR) + 0.105%
Commission fee subsidy from National Development Fund
Loan Facility operates and governed in accordance with the guidelines of the National Development Fund ("NDF") "Loans for Accelerated Investment by Domestic Corporation" (根留台灣企業加速
投資專案貸款), the interest rate bearing could be deducted directly with such subsidy.
(For example: the approved commission fee rate is 0.50% for the first 5 years, therefore the actual interest rate bearing for the Borrower will be "2YR POSR - 0.395%" for the first 5 years, and "2YR POSR + 0.105%" for the last 5 years)

Utilization	1. Drawdown application against commercial invoices issued within 6 months by the contractor. Each utilization amount is up to 80% of each invoice amount. Invoices payables paid by the Borrower are accepted. The invoice numbers which are financed shall be monitored in avoidance of multiple financing. Facility drawdowns are subject to pay and transfer to the contractor's account, except for those paid payables by the Borrower.
2. The portion of drawdown amount shall be draw according to the progree of construction. The identification of each progres of construction based on each verifciation letter issued by SGS Taiwan Limited.

item	Progress of Construction	Portion	Accum.Portion	Amount	Accum.Amount
1	H 型銅樁打設完成	3.00%	3.00%	36,000,000	36,000,000
2	第一階支撐架設完成	3.00%	6.00%	36,000,000	72,000,000
3	土方開挖完成	3.00%	9.00%	36,000,000	108,000,000
4	筏碁層結構灌漿完成	6.00%	15.00%	72,000,000	180,000,000
5	B2 結構體灌漿完成	6.00%	21.00%	72,000,000	252,000,000
6	B1 結構體灌漿完成	5.00%	26.00%	60,000,000	312,000,000
7	1F 結構體灌漿完成	5.00%	31.00%	60,000,000	372,000,000
8	2F 結構體灌漿完成	5 00%	36.00%	60,000,000	432,000,000
9	3F 結構體灌漿完成	5.00%	41.00%	60,000,000	492,000,000
10	4F 結構體灌漿完成	5.00%	46.00%	60,000,000	552,000,000
11	5F 結構體灌漿完成	5.00%	51.00%	60,000,000	612,000,000
12	6F 結構體灌漿完成	5.00%	56 00%	60,000,000	672,000,000
13	7F 結構體灌漿完成	5.00%	61.00%	60,000,000	732,000,000
14	8F 結構體灌漿完成	5.00%	66.00%	60,000,000	792,000,000
15	9F 結構體灌漿完成	3.00%	69.00%	36,000,000	828,000,000
16	屋突層結構體灌漿完成	2.00%	71.00%	24,000,000	852,000,000
17	外牆粉刷打底完成	4.00%	75.00%	48,000,000	900,000,000
18	外牆鋁窗及帷幕安裝完成	3.00%	78.00%	36,000,000	936,000,000
19	外牆貼磚 完成	4.00%	82.00%	48,000,000	984,000,000
20	外牆拆 架完成	3.00%	85.00%	36,000,000	1,020,000,000
21	消防檢查合格	3 00%	88.00%	36,000,000	1,056,000,000
22	取得使用執照	2.00%	90.00%	24,000,000	1,080,000,000
23	送水送電完成	3.00%	93.00%	36,000,000	1,116,000,000
24	機電空調測試完成	2.00%	95.00%	24,000,000	1,140,000,000
25	驗收完成	5.00%	100.00%	60,000,000	1,200,000,000
	Total	100.00%		1,200,000,000
For item 17~21, the order of drawdown could vary based on construction situation. Thecumulative drawdown amount shall be constrained up to 71% of the Facility before the structure of the building is constructed.

Availability Period	Available for drawdown by the Borrower within 24 months from the Initial Drawdown Date Any undrawn facility amount shall be cancelled automatically at the end of the relevantAvailability Period.
Repayments	Subject to a grace period of 36 months after the Initial Drawdown Date, the total principal outstanding under the Facility shall be amortized monthly from the 37th month.
Scheduled repayment day is set on the 15th day of each month.
Conditions Precedent for Initial Drawdown
Obtain a waiver from the USD250M Syndication arranged by Bank of America for Super Micro Computer, Inc. which is about limitation on debt facilities ceiling of the Borrower.
Delivery of copies of construction license of BaDe Factory phase 1 expansion
Delivery of copies of signed construction contract
Delivery of copies of investment plan for "Action Plan for Accelerated Investment by Domestic Corporations" (根留台灣企業加速投資專案貸款).
Delivery of copies of consent letter of qualification for "Action Plan for Accelerated Investment by Domestic Corporations " (根留台灣企業加速投資專案貸款).
Delivery of written consent form by the contractor who agrees to unconditionally waive any contractor's lien thereto and the rights to request for the lien registration.
Delivery of warranty by the Borrower of mortgage of unregistered buildings.
Delivery of warranty by the Borrower that shall not change the identity of project applicant (起造人).
Collateral shared mortgage with CTBC facility no. TW00026207 (ie: Short-Term revolver TWD 700 million). Total mortgage amount shall be no less than TWD 2,280 million via change of registration rights.

Conditions Subsequent
Immediately mortgage the buildings constructed on the land lots to CTBC at the first priority lien within 1 month after the completion of the construction and registration.
Delivery a collateral appraisal report from certified appraiser in form and substance satisfactory to CTBC within 2 months after the completion of the construction and registration.
In case the Borrower violates guidelines of "Action Plan for Accelerated Investment by Domestic Corporations" (根留台灣企業加速投資專案貸款), or the NDF ceases the commission fee subsidy, the applicable interest rate shall restore to "2YR POSR + 0.105%"

Major Covenants and Undertakings	The ultimate parent company Super Micro Computer, Inc. shall all times maintain, directly and indirectly, 100% of the Borrower's equity capital.
The Borrower shall keep accurate and complete accounting records and vouchers. In case the Borrower violates guidelines, the Borrower shall return all the commission fees paid by the NDF for the case.
The Borrower warrants that, during the period of construction by the project applicant, it shall not grant junior liens on the collateral to any third party.
The Borrower as the project applicant warrants that it shall not change the identity of the project applicant or any reduction of construction area without obtaining prior written consent from CTBC.

Financial Covenants	The following financial covenants shall be tested semi-annually based on the Borrower's financial statements:
     (1) Current Ratio (Current Assets / Current Liabilities ) ≥ 100% ;
     (2) Debt Service Coverage Ratio (EBITDA / (Current Portion of Long-Term Debt + Interest Expense ) ) ≥ 130% ;
     (3) Financial Debt Ratio ( Total Financial Debts / Tangible Net Worth ) ≤ 180%

The above financial covenants shall be renegotiated whenever the Borrower engages phase 2 land acquisition plans.

Yours Faithfully,
For and on behalf of

CTBC BANK CO., LTD.